Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This amended and restated agreement is effective as of the 1st day of August, 2005

BETWEEN:

Alderwoods Group Canada Inc.

(the “Company”)

-And-

Paul A. Houston

(the “Executive”)

WHEREAS:

The Company is a wholly-owned subsidiary of Alderwoods Group, Inc., a Delaware corporation (“AGI”),  the holding entity for a corporate group engaged in the operation of funeral homes, insurance and cemeteries in Canada and the United States;

Alderwoods Group Services Inc. and the Executive entered into an Employment Agreement dated January 2, 2002 and an Amended and Restated Employment Agreement dated May 1, 2003 (the “Prior Agreements”);

Alderwoods Group Services Inc. amalgamated with Alderwoods Group Canada Inc. (“AGCI”) on December 29, 2002; and

The Company and the Executive wish to enter into a new agreement which will supersede the Prior Agreements and will provide the Executive with an incentive to act as President and Chief Executive Officer of the Company.

IN CONSIDERATION of the mutual covenants contained herein, the parties agree as follows:

Definitions

1.                                       “Change in Control” means any one of the following events that occurs during the term of this Agreement:

a)                                      the acquisition by any individual, entity or group (a “Person”) of beneficial ownership of 30% or more of the combined voting power of the then outstanding Voting Stock (as defined below) of AGI; provided, however, that the following acquisitions will not constitute a Change in Control: (1) any issuance of Voting Stock of AGI directly from AGI that is approved by the Incumbent Board (as defined below), (2) any acquisition by AGI of Voting Stock of AGI, (3) any acquisition of Voting Stock of AGI by any employee benefit plan (or related trust) sponsored or maintained by AGI or any subsidiary of AGI, or (4) any acquisition of Voting Stock of AGI by any Person pursuant to a Business Combination (as defined below) that would not constitute a Change in Control;

b)                                     the consummation of a reorganization, amalgamation, merger or consolidation, a sale or other disposition of all or substantially all of the assets of AGI, or other transaction (each, a “Business Combination”) in which all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of AGI immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination less than 40% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination;

c)                                      individuals who, as of the effective date of this Agreement, constitute the Board of Directors of AGI (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to such effective date whose election, or nomination for election by AGI’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of AGI in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

d)                                     the approval by the stockholders of AGI of a complete liquidation or dissolution of AGI, except pursuant to a Business Combination that would not constitute a Change in Control.

2.                                       “Just Cause” means willful misconduct or willful neglect of duty by the Executive, including, but not limited to, intentional wrongful disclosure of confidential or proprietary information of the Company or AGI or any of its subsidiaries; intentional wrongful engagement in any competitive activity prohibited by paragraphs 25, 26 and 27; and the intentional material breach of any provision of this Agreement.

3.                                       “Stated Good Reason” means the occurrence of one or more of the following events (regardless of whether any other reason, other than Just Cause, exists for the termination of Executive’s employment):

a)                                      the geographic relocation by more than 25 miles of the Executive’s principal work location;

b)                                     any material reduction in the Executive’s job duties or responsibilities;

c)                                      any material reduction in the Executive’s level of compensation or benefits;

d)                                     any adverse change to the Executive’s title or function;

e)                                      any change in the organizational reporting relationship between the Executive and the Board of Directors;

f)                                        harassment by AGI or the Company; or

g)                                     any circumstance in which the Executive was induced by the actions of the Company or AGI to terminate his employment other than on a purely voluntary basis.

4.                                       “Services” has the meaning set forth in the Management Services Agreements by and between the Company and AGI and the Company and certain subsidiaries of AGI.

5.                                       “Termination without Just Cause” includes, but is not limited to, any unilateral change in the material terms and conditions of the Executive’s employment.

6.                                       “Voting Stock” means securities entitled to vote generally in the election of directors.

Entire Agreement

7.                                       The Executive and the Company agree that this Agreement represents the entire agreement between the parties and that any and all prior agreements, written or verbal, express or implied (including, without limitation, the Prior Agreements), between the parties relating to or in any way connected with the employment of the Executive by the Company or any related, associated, affiliated, predecessor or parent corporations are declared null and void and are superseded by the terms of this Agreement and by the terms of the 2003-2005 Executive Strategic Incentive Plan of Alderwoods Group Canada Inc. and the 2005-2007 Executive Strategic Incentive Plan of Alderwoods Group Canada Inc.  There are no representations, warranties, forms, conditions, undertakings, or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.  No waiver or modification of this Agreement shall be valid unless in writing and duly executed by both the Company and the Executive.

Employment

8.                                       The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for a fixed term beginning on the date hereof and ending on the earlier of December 31, 2007, unless extended by mutual agreement, or the effective date of the termination of the Executive’s employment with the Company (such period of time referred to herein as the “Initial Term of Employment”).  The Company will continue to employ the Executive and the Executive agrees to be employed by the Company following the Initial Term of Employment for an additional term beginning on January 1, 2008 and ending on the earlier of March 31, 2008, unless extended by mutual agreement, or the effective date of the termination of Executive’s employment (such period of time referred to herein as the “Notice Period”).  The Initial Term of Employment and the Notice Period are collectively referred to herein as the “term of this Agreement.”

9.                                       The Executive agrees that he will hold the position of President and Chief Executive Officer and will at all times faithfully, industriously, and to the best of his skill, ability, and talents, perform all of the duties required of his position in a manner which is in the best interests of the Company and in accordance with the Company’s objectives, and will devote his full working time and attention to these duties.  The Executive also agrees that, as part of the Executive’s duties, the Executive shall occupy and perform the offices of President and Chief Executive Officer of AGI, on behalf of the Company, for the term of this Agreement.  The Executive acknowledges and agrees that the duties required of his position include, without limitation, the provision of Services on behalf of, and for the account of, the Company.

Base Compensation

10.

a)                                      In consideration for the Executive’s continued performance of his duties as President and Chief Executive Officer, the Executive will receive a base salary as follows:

i)                                         commencing from the date of this Agreement and for the remainder of calendar year 2005, $755,000 U.S. per annum;

ii)                                      for calendar year 2006, during the remainder of the Initial Term of Employment and during the Notice Period, $800,000 U.S. per annum

b)                                     The Executive’s base salary is payable in accordance with the Company’s customary payroll practices and is subject to deductions required by applicable law.

c)                                      The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive during the term of this Agreement in the course of the Executive performing his duties under this Agreement.  These reimbursements shall be consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other reimbursable business expenses, subject to the Company’s requirements applicable generally with respect to reporting and documentation of such expenses.

Short Term Incentive Plan - Annual Bonus

11.                                 During the Initial Term of Employment, the Executive will be entitled to participate in a short term incentive plan as adopted by the Company from time to time, subject to a maximum (a) for calendar year 2005, of 100% of the Executive’s annual base salary; and (b) for calendar years 2006 and 2007, of 150% of the Executive’s annual base salary, less deductions required by applicable law.  The bonus payable under such plan will be paid in full within 75 days after the end of each year.  With the exception of the bonus that becomes payable under paragraphs 17, 18 or 19, the Executive’s entitlement to a bonus under the short term incentive plan will be based on the financial performance of AGI as determined under the terms of such incentive plan.

12.                                 The short term incentive plan bonus is subject to the following conditions and exceptions:

a)                                      In order to qualify for and receive the annual bonus payable during the Initial Term of Employment, the Executive must be employed by the Company or its successor at the time the bonus is paid unless the Executive is terminated without Just Cause or the Executive resigns in compliance with paragraphs 18 or 19.

b)                                     If the Executive’s employment is terminated without Just Cause or the Executive resigns in compliance with paragraphs 18 or 19 after the end of the year during the Initial Term of Employment but before the bonus amount is paid, the Executive shall receive the bonus for that completed year calculated in accordance with terms of the short term incentive plan.  The payment shall be made by the Company within seven days of the termination or resignation and will be subject to deductions required by applicable law.  If the bonus amount has not been determined within seven days of the termination or resignation it will be paid in full within 75 days of the subject year end.

c)                                      If, before the end of a year during the Initial Term of Employment, the Executive’s employment is terminated by the Company or its successor without Just Cause or the Executive resigns in compliance with paragraphs 18 or 19,  the bonus which the Executive will be entitled to receive under paragraphs 17, 18 or 19 for that year will be equal to the bonus that would have been paid for the full year based upon a bonus level equal to 150% of the Executive’s salary without regard to the financial performance of AGI, but will be prorated on the basis of the number of days in the year up to and including the date of termination.

Stock Options

13.                                 In 2005, the Executive will receive a grant of stock options covering 130,000 shares of AGI common stock.  No further grants of stock options will be made to the Executive during the term of this Agreement, unless otherwise determined by the Board of Directors of AGI in its sole discretion.

Nothing in this Agreement shall have any effect with respect to any stock option agreement or agreements made prior to the effective date of this Agreement.

Executive Strategic Incentive Plans

14.                                 The Executive shall continue to participate in the 2003-2005 Executive Strategic Incentive Plan of Alderwoods Group Canada Inc. (the “2003-2005 Plan”), a copy of which has been provided to the Executive.  Pursuant to action by AGI’s Board of Directors, the Executive’s portion of the maximum award pool relating to the Net Debt reduction goals under the 2003-2005 Plan will be paid to the Executive by AGCI on August 1, 2005.  The Executive shall be eligible to participate in the 2005-2007 Executive Strategic Incentive Plan of Alderwoods Group Canada, Inc., a copy of which shall be provided to the Executive.

Benefits

15.                                 During the term of this Agreement, the Executive will be eligible to participate in the following benefit plans:

a)                                      Group Benefits

The Executive will participate in the Company’s Group Benefit Plan and any other group perquisites all as in effect from time to time.

b)                                     Vehicle Allowance

The Executive will be entitled to a vehicle allowance of $1,000.00 U.S. per month plus auto insurance and operating expense coverage for the term of this Agreement.

c)                                      Club Membership

The Executive will be entitled to the amount of $2,500.00 U.S. per year for club memberships as directed by the Executive.

Stock Ownership Requirement

16.                                 From and after August 10, 2005 and until April 10, 2006 (the “Subsequent Purchase Date”) the Executive will hold 100,000 shares of common stock of AGI.  From and after the Subsequent Purchase Date and at all times during the remaining term of this Agreement, the Executive will hold a total of 200,000 shares of common stock of AGI.  Such common stock may be stock acquired by the Executive and owned by him outright or stock acquired and held through AGI’s Employee Stock Purchase Plan.  In connection with such stock ownership requirement, the Executive agrees that on or prior to August 10, 2005, he will acquire 100,000 shares of common stock of AGI with the proceeds received under the 2003-2005 Plan, pursuant to paragraph 14 above.  In addition, in connection with such stock ownership requirement, the Executive agrees that he will acquire an additional 100,000 shares of common stock of AGI no later than the Subsequent Purchase Date.

Termination of Employment

17.                                 The parties agree that the Executive’s employment under this Agreement may be terminated as follows:

a)                                      by the Company, in writing, without notice of termination or pay in lieu thereof, for Just Cause;

b)                                     by the Company, in writing, not following a Change in Control as set forth in paragraph 18 below, at its sole discretion and for any reason other than Just Cause upon payment to the Executive in a lump sum, within seven days of such termination, of an amount equal to the sum of sub-paragraphs (i) to (v) below:

i)                                         24 months’ base salary;

ii)                                      the replacement value of all Executive’s benefit coverage, including all monies that would have been contributed to the Registered Retirement Savings Plan, following the date of the Executive’s termination (such benefit coverage and contributions being calculated over 24 months following resignation or termination);

iii)                                   the amount of any unpaid short term incentive plan bonus earned by the Executive during the Initial Term of Employment up to and including the date of termination calculated in accordance with paragraph 12.  Such bonus shall be payable regardless of the financial performance of the Company;

iv)                                  the amount of any unpaid salary or vacation earned by the Executive up to and including the date of termination;

v)                                     a lump sum retiring allowance equal to 15% of the sum of (i) his current annual salary plus (ii) the average of his annual short term incentive plan payments over the preceding 36 months, for each year of his total service with the Company and with The Loewen Group Inc., to a maximum of 100% of the said sum; and

vi)                                  in addition, the Executive shall be allowed to exercise all stock options or share appreciation rights, whether vested or not, granted to the Executive including shares with respect to which such options would not otherwise be exercisable on such termination.

Payments identified in the sub paragraphs above will be subject to deductions required by applicable law;

c)                                      by the Company for any reason other than Just Cause or by the Executive for Stated Good Reason or pursuant to a voluntary resignation as set forth in paragraph 19 below following a Change in Control, in compliance with paragraph 18 or paragraph 19, as the case may be; or

d)                                     by the Executive, for any reason, upon thirty (30) days advance written notice to the Company or upon expiration of the Notice Period, in which case the Company will have no further obligation to the Executive under this Agreement or otherwise except to pay the Executive the unpaid portion, if any, of the Executive’s base salary payable for the period through the date of termination of the Executive’s employment and a lump sum retiring allowance equal to 15% of the sum of (i) his current annual salary plus (ii) the average of his annual short term incentive plan payments over the preceding 36 months, for each year of his total service with the Company and with The Loewen Group Inc., to a maximum of 100% of the said sum.

Change in Control

18.                                 If a Change in Control occurs and, within two years of the effective date of the Change in Control, the Company terminates the Executive without Just Cause or the Executive submits a written resignation for Stated Good Reason to the Board of Directors of the Company, the Company shall, within seven days of the date of resignation or termination, pay to the Executive in a lump sum equal to the sum of sub-paragraphs (i) to (v) below:

i)                                         24 months’ base salary;

ii)                                      the replacement value of all Executive’s benefit coverage, including contributions to the Registered Retirement Savings Plan, following the date of the Executive’s termination (such benefit coverage and contributions being calculated over 24 months following resignation or termination);

iii)                                   The amount of any unpaid short term incentive plan bonus earned by the Executive up to and including the date of termination calculated in accordance with paragraph 12. Such bonus will be payable regardless of the financial performance of the Company;

iv)                                  The amount of any unpaid salary or vacation earned by the Executive up to and including the date of resignation or termination; and

v)                                     a lump sum retiring allowance equal to 15% of the sum of (i) his current annual salary plus (ii) the average of his annual short term incentive plan payments over the preceding 36 months, for each year of his total service with the Company and with The Loewen Group Inc., to a maximum of 100% of the said sum; and

vi)                                  in addition, the Executive shall be allowed to exercise all stock options or share appreciation rights, whether vested or not, granted to the Executive including shares with respect to which such options would not otherwise be exercisable on such resignation or termination.

Payments identified in the sub-paragraphs above will be subject to deductions required by applicable law.

Voluntary Resignation Due to Change in Control

19.                                 In the event that an agreement is reached which would result in a Change in Control, but the Change in Control has not yet occurred, the Executive can, for any reason, submit his resignation in writing to the Company prior to the effective date of the Change in Control.  Any such resignation will be effective as of the date of the Change in Control, and the Executive shall continue to work for the Company up until that date. Further, if the Executive resigns in these circumstances and continues to work for the Company until the effective date of the Change in Control, then on the effective date of the Change in Control the Company shall pay to the Executive a lump sum amount equal to the payments prescribed under paragraph 18(i) - (v). In the event that the Change in Control does not occur, the Executive shall not be entitled to the payments prescribed under paragraph 18(i) - (v), and the resignation shall be deemed to not have been tendered.

20.                                 Immediately prior to the effective date of a Change in Control, the Executive shall be allowed to exercise all stock options or share appreciation rights, whether vested or not, granted to the Executive including shares with respect to which such options would not otherwise be exercisable. The Executive shall be entitled to receive all dividends declared and paid by AGI upon a Change in Control on the shares received by the Executive following the exercise of the Executive’s stock options or share appreciation rights.

Certain Additional Payments by the Company

21.                                 The Executive’s entitlements, if any, on termination of employment, voluntary resignation, Change in Control, retirement, total disability or death under the 2003-2005 Executive Strategic Incentive Plan of Alderwoods Group Canada Inc. or the 2005-2007 Executive Strategic Incentive Plan of Alderwoods Group Canada Inc. (the “Plans”) shall be determined solely in accordance with the terms of the Plans as in effect from time to time.

22.                                 In the event that it is determined (as hereinafter provided) that any payment (other than the Gross-Up Payments provided for in this paragraph 22 and Annex A) or distribution by the Company, AGI or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation the lapse or termination of any restriction on the vesting or exercisability of any benefit under any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control,” within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by U.S. state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”).  The Gross-Up Payment will be in an amount such that, after payment by the Executive of all U.S. taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.  For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay any applicable U.S. federal, state and local income taxes at the highest rate applicable to the Executive in effect in the year in which the Gross-Up Payment will be made, net of the maximum reduction in U.S. federal income tax that could be obtained by the Executive from deduction of such state and local taxes.

23.                                 The obligations set forth in paragraph 22 will be subject to the procedural provisions described in Annex A.

Confidential Information; Competitive Activity

24.

a)                                      The Executive agrees that he will not, without the prior written consent of the Company, during the term of this Agreement or at any time thereafter, disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company.  For purposes of this Agreement, the term “confidential or proprietary information” includes all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this paragraph 24) or generally known to persons engaged in businesses similar or related to those of the Company.  Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature.  The foregoing obligations imposed by this paragraph 24 will not apply (i) during the term of this Agreement, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

b)                                     The Executive agrees that, upon termination of this Agreement for any reason, the Executive will return to the Company, in good condition, all property of the Company in his possession or under his control.

25.           In addition, subject to the terms of paragraph 26, during the term of this Agreement and for a period of 12 months thereafter, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld:

a)                                      Engage in any Competitive Activity.  For purposes of this Agreement, “Competitive Activity” means the Executive’s participation in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 10% or more of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 10% or more of the Company’s net sales for its most recently completed fiscal year.  “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

b)                                     On behalf of the Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or any of its subsidiaries to give up, or to not commence, employment or a business relationship with the Company or any of its subsidiaries.

26.           During the term of this Agreement and for a period of 24 months thereafter, the Executive will not without the prior written consent of the Company, directly or indirectly, accept employment from, act as a consultant to or otherwise advise with respect to any company that is designated in writing to the Executive by the Board of Directors of AGI as a Major Competitor of the Company.

27.

a)                                      The Executive and the Company agree that the covenants contained in paragraphs 24, 25 and 26 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended.  The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under paragraphs 24, 25 and 26 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms.  Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

b)                                     During the term of this Agreement, the Executive will not serve as employee of, nor business consultant to, any other company or business without the prior express approval of a majority of the independent Directors of AGI.  The directorships currently held by the Executive are as listed on Annex B to this Agreement.  The Executive will not accept any additional directorships without the prior express approval of a majority of the independent Directors of AGI. The provisions of this paragraph 27(b) are in addition to, and in no way derogate from, any and all other provisions of this Agreement.

28.           For purposes of paragraphs 24, 25, 26 and 27, the term “Company” will also include AGI and any subsidiary of AGI.

General

29.           The parties confirm that the provisions of this Agreement are fair and reasonable and that the total compensation and benefits payable under paragraphs 17, 18, 19 or 21 are reasonable estimates of the damages which would be suffered by the Executive.  Any amount paid under paragraphs 17, 18 or 19 shall be in full satisfaction of all claims whatsoever relating to the Executive’s employment or for the termination of the Executive’s employment, including claims for salary, bonus, benefits, vacation pay, termination pay and/or severance pay pursuant to the Ontario Employment Standards Act, as amended, including sections 57 and 58 thereof.

30.           Any payment made to the Executive under paragraphs 17, 18, 19 or 21 of this Agreement shall be paid to the Executive by the Company regardless of any offer of alternate employment made to the Executive by the Company or by any other prospective employer, whether accepted by the Executive or not.  The Executive will not be required to mitigate any damages arising from this Agreement and any amounts and benefits to be provided to the Executive hereunder shall not be reduced or set off against any amounts earned by the Executive from alternate employment, including self-employment, or by other means.

31.           Any payment other than for base salary while employed by the Company made to the Executive under this Agreement shall be made by way of a lump sum payment or, at the Executive’s option, in such other manner as he may direct, less deductions required by applicable law.

32.           Where the context requires, the singular shall include the plural and the plural shall include the singular. Masculine pronouns shall be deemed to be read as feminine pronouns and vice versa. Words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

33.           The division of this Agreement into paragraphs and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement only and not to any particular paragraph and include any agreement or instrument supplemental or ancillary to the Agreement.

References herein to paragraphs are to paragraphs of this Agreement unless something in the subject matter or context is inconsistent therewith.

34.           All dollar amounts identified in this contract are in U.S. currency.

35.           The parties’ respective rights and obligations under paragraphs 17, 18, 19, 21, 22, 23, 24, 25, 26, 27, 29, 30, 39 and 40 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.

Governing Laws

36.           This Agreement shall be governed by the laws of the Province of Ontario without giving effect to the principles of conflict of laws thereof. Each party to this Agreement hereby consents and submits himself or itself to the jurisdiction of the courts of the Province of Ontario for the purposes of any legal action or proceeding arising out of this Agreement.

Severability

37.           All terms and covenants contained in this Agreement are severable and in the event that any of them is held to be invalid by any competent court in the Province of Ontario, the invalid provision shall be deleted and the balance of this Agreement shall be interpreted as if such invalid clause or covenant were not contained herein.

Continuity

38.           This Agreement shall be binding upon and inure to the benefit of (i) the Executive and his heirs, executors, administrators and legal representatives and (ii) the Company, its related corporations, affiliates, and associates, and any other entity or organization which shall succeed to substantially all or any distinct portion of the business, divisions or property of the Company or its related corporations, affiliates, and associates, whether by means of amalgamation, merger, consolidation, acquisition, and/or sale of all or part of the shares or assets of the Company or otherwise, including by operation of law or by succession to the business of AGI pursuant to a Plan of Reorganization approved by the U.S. Bankruptcy Court.  In addition, the Company will require any such successor expressly to assume and agree, by written agreement, to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

Legal Advice

39.           The Executive acknowledges that he has obtained or has had an opportunity to obtain independent legal advice in connection with this Agreement, and further acknowledges that he has read, understands, and agrees to be bound by all of the terms and conditions contained herein.

40.           The Company agrees to reimburse the Executive for all reasonable legal expenses incurred in connection with any dispute involving the Executive, the Company, its related corporations, affiliates, successors, or assigns, or any other third party, as between any of them, arising from the validity, interpretation, or enforcement of this Agreement or any of its terms, including all reasonable legal expenses incurred by the Executive in respect of any action or actions commenced by the Executive to obtain, enforce, or retain any right, benefit or payment provided for in this Agreement regardless of whether such expenses are incurred during the term of the Agreement or after; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success.  However, the Company shall not be required to reimburse the Executive for any legal costs or expenses in relation to any action commenced by the Company to enforce the confidentiality or non-competition provisions hereof and in respect of which in a court of competent jurisdiction the Company is the prevailing party for either preliminary or final remedy.

Notice

41.                                 Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Executive:

Paul A. Houston

5 Hewison Court

Ajax, Ontario, L1T 3X7

To the Company:

Alderwoods Group Canada Inc.

259 Yorkland Road

Toronto, Ontario M2J 5B2

Attention: Senior Vice-President, Legal & Compliance

With a copy to:

Alderwoods Group, Inc.

311 Elm Street

Suite 1000, First Floor

Cincinnati, OH 45202

Attention: Senior Vice-President, Legal & Compliance

or such other address, individual or electronic communication as may be designated by notice given by either party to the other.

Additional

42.           The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

43.           Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than a) the parties to this Agreement, b) any permitted assignees of the Company and the Chairman, and c) AGI, as contemplated by paragraphs 9, 11, 13, 16, 24, 25, 26, 27 and 28 any rights or remedies under or by reason of this Agreement and AGI shall be a third party beneficiary of this Agreement.

IN WITNESS WHEREOF the Executive has executed and the Company and AGI have caused their duly authorized representatives to execute this Agreement as of the date set forth on the first page of this Agreement.

ALDERWOODS GROUP CANADA INC.

	By:	/s/ Ellen Neeman
Ellen Neeman
Senior Vice-President, Legal & Compliance

ALDERWOODS GROUP, INC.

	By:	/s/ A. G. Eames
A. G. Eames
Director

Witness:

/s/ John S. Lacey	/s/ Paul A. Houston
Paul A. Houston

ANNEX A

Excise Tax Gross-Up Procedural Provisions

1.                                       Subject to the provisions of paragraph 5 of this Annex, all determinations required to be made under paragraph 22 of this Agreement and this Annex A, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a U.S. nationally recognized accounting firm (the “National Firm”) selected by the Executive in his sole discretion. The Executive will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of his termination of employment, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his U.S. federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable U. S. state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph 5 of this Annex and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

2.                                       The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph 1 of this Annex. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

3.                                       The U.S. federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive. The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the U.S. Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

4.                                       The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by paragraph 1 of this Annex will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

5.                                       The Executive will notify the Company in writing of any claim by the U.S. Internal Revenue Service or any other U.S. taxing authority that, if successful, would require the payment by the Company of a Gross- Up

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Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

(A)                              provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(B)                                take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C)                                cooperate with the Company in good faith in order effectively to contest such claim; and

(D)                               permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

6.                                       If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5 of this Annex, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of such paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph 5 of this Annex, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to paragraph 22 of this Agreement and this Annex A.

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ANNEX B

Current Directorships

CFM Corporation